Exhibit 99.1

Harbor Custom Development, Inc. Authorizes New Stock Repurchase Program

Tacoma, Washington – (GLOBENEWSWIRE) – May 16, 2022 - The Board of Directors of Harbor Custom Development, Inc. (“Harbor,” “Harbor Custom Homes®,” or the “Company”), (NASDAQ: HCDI; HCDIP; HCDIW, HCDIZ) on May 10, 2022, authorized a stock repurchase plan of up to an aggregate of $5.0 million, excluding fees and expenses, which may be used to repurchase shares of the Company’s outstanding common stock, warrants to purchase shares of common stock, and shares of preferred stock (collectively, the “Securities”), over the next 12 months. The Securities may be repurchased from time to time in open market transactions, in privately negotiated transactions, pursuant to the requirements of Rule 10b-18 of the Securities Exchange Act of 1934, or otherwise, with the terms and conditions of these repurchases depending on legal requirements, price, market and economic conditions, and other factors. The Company is not obligated under the terms of the plan to repurchase any of its Securities and the Company may extend, suspend, or terminate the program at any time without prior notice. Any Securities repurchased as part of this program will be retired.

“The Board’s decision to authorize a second stock repurchase plan demonstrates their confidence in management’s ability to execute on Harbor’s stated business objectives and the positive outlook for the company’s growth over the long term,” said Harbor President and CEO, Sterling Griffin.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle, including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region; Sacramento, California; Austin, Texas; and Punta Gorda, Florida. As a land developer and builder of apartments, condominiums, single-family homes, and luxury homes, Harbor Custom Development’s business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views to develop and sell residential lots, new home communities, and multi-story condominium and apartment properties within a 20- to 60-minute commute of the nation’s fastest-growing metro employment corridors. Harbor is leading the real estate industry as the first national land developer and home builder accepting payment in the form of cryptocurrency for its listed properties. For more information on Harbor Custom Development, Inc., please visit https://harborcustomhomes.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations

Hanover International

IR@harborcustomdev.com

866-744-0974